Filer: MORGAN STANLEY SELECT EQUITY TRUST

                          REIT PORTFOLIO SERIES 2001-4

                       Investment Company Act No. 811-5065

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6

For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2.


        A.        Exact name of Trust:

                  MORGAN STANLEY SELECT EQUITY TRUST
                  REIT PORTFOLIO SERIES 2001-4

        B.        Name of Depositor:

                  MORGAN STANLEY DW INC.

        C.        Complete address of Depositor's principal executive office:

                  MORGAN STANLEY DW INC.
                  Two World Trade Center
                  New York, New York  10048

        D.        Name and complete address of agents for service

                  MR. MICHAEL D. BROWNE
                  MORGAN STANLEY DW INC.
                  Unit Trust Department
                  Two World Trade Center - 59th Floor
                  New York, New York  10048

                  Copy to:

                  KENNETH W. ORCE, ESQ.
                  CAHILL GORDON & REINDEL
                  80 Pine Street
                  New York, New York  10005

        E.        Total and amount of securities being registered:

                  An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

        F. Proposed maximum offering price to the public of the securities being registered:

                  Indefinite

        G.        Amount of filing fee:

                  N/A

        H.        Approximate date of proposed sale to public:

                  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       MORGAN STANLEY SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2001-4

                              Cross Reference Sheet

                     Pursuant to Rule 404(c) of Regulation C
                        under the Securities Act of 1933

                  (Form N-8B-2 Items required by Instruction 1
                          as to Prospectus on Form S-6)


Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus

     I.  ORGANIZATION AND GENERAL INFORMATION

1.   (a)  Name of Trust                )  Front Cover
     (b)  Title of securities issued   )

2.   Name and address of Depositor     )  Table of Contents

3.   Name and address of Trustee       )  Table of Contents

4.   Name and address of principal     )  Table of Contents
     Underwriter                       )

5.   Organization of Trust             )  Introduction

6.   Execution and termination of      )  Introduction; Amendment
     Indenture                         )  and Termination of the
                                       )  Indenture

7.   Changes of name                   )  Included in Form
                                          N-8B-2

8.   Fiscal Year                       )  Included in Form
                                          N-8B-2

9.   Litigation                        )  *

     II.  GENERAL DESCRIPTION OF THE TRUST
          AND SECURITIES OF THE TRUST




_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


10.  General Information regarding     )
     Trust's Securities and Rights     )
     of Holders                        )
     (a)  Type of Securities           )  Rights of Unit Holders
          (Registered or Bearer)       )

     (b)  Type of Securities           )  Administration of the
          (Cumulative or Distribu-     )  Trust - Distribution
          tive)                        )

     (c)  Rights of Holders as to      )  Redemption; Public Offer-
          withdrawal or redemption     )  ing of Units -Secondary
                                       )  Market

     (d)  Rights of Holders as to      )  Public Offering of Units
          conversion, transfer, par-   )  - Secondary Market; Ex-
          tial redemption and simi-    )  change Option; Redemp-
          lar matters                  )  tion; Rights of Unit
                                       )  Holders -Certificates
                                       )

     (e)  Lapses or defaults with      )  *
          respect to periodic pay-     )
          ment plan certificates       )

     (f)  Voting rights as to Secu-    )  Rights of Unit Holders -
          rities under the Indenture   )  Certain Limitations;
                                       )  Amendment and Termination
                                       )  of the Indenture

     (g)  Notice to Holders as to      )
          change in:                   )

          (1)  Composition of assets   )  Administration of the
               of Trust                )  Trust - Reports to Unit
                                       )  Holders; The Trust - Sum-
                                       )  mary Description of the
                                       )  Portfolios
          (2)  Terms and Conditions    )  Amendment and Termination
               of Trust's Securities   )  of the Indenture
          (3)  Provisions of Inden-    )  Amendment and Termination
               ture                    )  of the Indenture




_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus

          (4)  Identity of Depositor   )  Sponsor; Trustee
               and Trustee             )
                                       )
     (h)  Security Holders Consent     )
          required to change:
          (1)  Composition of assets   )  Amendment and Termination
               of Trust                )  of the Indenture
          (2)  Terms and conditions    )  Amendment and Termination
               of Trust's Securities   )  of the Indenture
          (3)  Provisions of Inden-    )  Amendment and Termination
               ture                    )  of the Indenture
          (4)  Identity of Depositor   )  *
               and Trustee             )

     (i)  Other principal features     )  Cover of Prospectus; Tax
          of the Trust's Securities    )  Status

11.  Type of securities comprising     )  The Trust - Summary De-
     units                             )  scription of the Portfo-
                                       )  lios; Objectives and Se-
                                       )  curities Selection; The
                                       )  Trust - Special Consid-
                                       )  erations

12.  Type of securities comprising     )  *
     periodic payment certificates     )

13.  (a)  Load, fees, expenses, etc.   )  Summary of Essential In-
                                       )  formation; Public Offer-
                                       )  ing of Units - Public Of-
                                       )  fering Price; - Profit of
                                       )  Sponsor;
                                       )  - Volume Discount; Ex-
                                       )  penses and Charges

     (b)  Certain information re-      )  *
          garding periodic payment     )
          certificates                 )





_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


     (c)  Certain percentages          )  Summary of Essential In-
                                       )  formation; Public Offer-
                                       )  ing of Units - Public Of-
                                       )  fering Price; - Profit of
                                       )  Sponsor; - Volume Dis-
                                       )  count

     (d)  Price differentials          )  Public Offering of Units
                                       )  - Public Offering Price

     (e)  Certain other loads, fees,   )  Rights of Unit Holders -
          expenses, etc. payable by    )  Certificates
          holders

     (f)  Certain profits receivable   )  Redemption - Purchase by
          by depositor, principal      )  the Sponsors of Units
          underwriters, trustee or     )  Tendered for Redemption
          affiliated persons           )

     (g)  Ratio of annual charges to   )  *
          income                       )

14.  Issuance of trust's securities    )  Introduction; Rights of
                                       )  Unit Holders - Certifi-
                                       )  cates

15.  Receipt and handling of pay-      )  Public Offering of Units
     ments from purchasers             )  - Profit of Sponsor
                                       )

16.  Acquisition and disposition of    )  Introduction; Amendment
     underlying securities             )  and Termination of the
                                       )  Indenture; Objectives and
                                       )  Securities Selection; The
                                       )  Trust - Summary Descrip-
                                       )  tion of the Portfolio;
                                       )  Sponsor - Responsibility
                                       )
                                       )




_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


17.  Withdrawal or redemption          )  Redemption; Public Offer-
                                       )  ing of Units - Secondary
                                       )  Market

18.  (a)  Receipt and disposition of   )  Administration of the
          income                       )  Trust; Reinvestment Pro-

                                       )  grams

     (b)  Reinvestment of distribu-    )  Reinvestment Programs
          tions                        )

     (c)  Reserves or special fund     )  Administration of the
                                       )  Trust - Distribution
     (d)  Schedule of distribution     )  *

19.  Records, accounts and report      )  Administration of the
                                       )  Trust - Records and Ac-
                                       )  counts; - Reports to Unit
                                       )  Holders

20.  Certain miscellaneous provi-      )  Amendment and Termination
     sions of the trust agreement      )  of the Indenture; Sponsor
                                       )  - Limitation on Liability
                                       )  - Resignation; Trustee
                                       )  - Limitation on Liability
                                       )  - Resignation

21.  Loans to security holders         )  *

22.  Limitations on liability of de-   )  Sponsor, Trustee; Evalua-
     positor, trustee, custodian,      )  tor - Limitation on Li-
     etc.                              )  ability

23.  Bonding arrangements              )  Included on Form
                                       )  N-8B-2

24.  Other material provisions of      )  *
     the trust agreement               )

     III.  ORGANIZATION PERSONNEL AND
           AFFILIATED PERSONS OF DEPOSITOR




_____________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


25.  Organization of Depositor         )  Sponsor

26.  Fees received by Depositor        )  Expenses and Charges -
                                       )  fees; Public Offering of
                                       )  Units - Profit of Sponsor
                                       )

27.  Business of Depositor             )  Sponsor and Included in
                                       )  Form N-8B-2

28.  Certain information as to offi-   )  Included in Form
     cials and affiliated persons of   )  N-8B-2
     Depositor                         )

29.  Voting securities of Depositor    )  Included in Form
                                       )  N-8B-2

30.  Persons controlling Depositor     )  *

31.  Compensation of Officers and      )  *
     Directors of Depositor            )

32.  Compensation of Directors of      )  *
     Depositor                         )

33.  Compensation of employees of      )  *
     Depositor                         )

34.  Remuneration of other persons     )  *
     for certain services rendered     )
     to trust                          )

     IV.  DISTRIBUTION AND REDEMPTION OF SECURITIES

35.  Distribution of trust's securi-   )  Public Offering of Units
     ties by states                    )  - Public Distribution

36.  Suspension of sales of trust's    )  *
     securities                        )

37.  Revocation of authority to dis-   )  *
     tribute                           )




_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


38.  (a)  Method of distribution       )  Public Offering of Units
     (b)  Underwriting agreements      )
     (c)  Selling agreements           )

39.  (a)  Organization of principal    )  Sponsor
          underwriter                  )
     (b)  N.A.S.D. membership of       )
          principal underwriter        )

40.  Certain fees received by prin-    )  Public Offering of Units
     cipal underwriter                 )  - Profit of Sponsor
                                       )

41.  (a)  Business of principal un-    )  Sponsor
          derwriter                    )
     (b)  Branch offices of princi-    )  *
          pal underwriter              )

     (c)  Salesman of principal un-    )  *
          derwriter                    )

42.  Ownership of trust's securities   )  *
     by certain persons                )

43.  Certain brokerage commissions     )  *
     received by principal under-      )
     writer                            )

44.  (a)  Method of valuation          )  Public Offering of Units
     (b)  Schedule as to offering      )  *
          price                        )
     (c)  Variation in offering        )  Public Offering of Units
          price to certain persons     )  - Volume Discount; Ex-
                                       )  change Option

45.  Suspension of redemption rights   )  *

46.  (a)  Redemption valuation         )  Public Offering of Units
                                       )  - Secondary Market; Re-
                                       )  demption
     (b)  Schedule as to redemption    )  *
          price                        )




_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus


47.  Maintenance of position in un-    )  See items 10(d), 44 and
     derlying securities               )

     V.  INFORMATION CONCERNING THE TRUSTEE OR CUSTODIAN

48.  Organization and regulation of    )  Trustee
     Trustee                           )

49.  Fees and expenses of Trustee      )  Expenses and Charges

50.  Trustee's lien                    )  Expenses and Charges

     VI.  INFORMATION CONCERNING INSURANCE
          OF HOLDERS OF SECURITIES

51.  (a)  Name and address of Insur-   )  *
          ance Company                 )
     (b)  Type of policies             )  *
     (c)  Type of risks insured and    )  *
          excluded                     )
     (d)  Coverage of policies         )  *
     (e)  Beneficiaries of policies    )  *
     (f)  Terms and manner of can-     )  *
          cellation                    )
     (g)  Method of determining pre-   )  *
          miums                        )
     (h)  Amount of aggregate premi-   )  *
          ums paid                     )
     (i)  Persons receiving any part   )  *
          of premiums                  )
     (j)  Other material provisions    )  *
          of the Trust relating to     )
          insurance                    )

     VII.  POLICY OF REGISTRANT

52.  (a)  Method of selecting and      )  Introduction; Objectives
          eliminating securities       )  and Securities Selection;
          from the Trust               )  The Trust - Summary De-
                                       )  scription of the Portfo-
                                       )  lio; Sponsor - Responsi-
                                       )  bility



_________________________

*    Not applicable, answer negative or not required.

Form N-8B-2                               Form S-6
Item Number                               Heading in Prospectus

     (b)  Elimination of securities    )  *
          from the Trust               )
     (c)  Substitution and elimina-    )  Introduction; Objectives
          tion of securities from      )  and Securities Selection;
          the Trust                    )  Sponsor - Responsibility
     (d)  Description of any funda-    )  *
          mental policy of the Trust   )

53.  Taxable status of the Trust       )  Cover of Prospectus; Tax
                                       )  Status

     VIII.  FINANCIAL AND STATISTICAL INFORMATION

54.  Information regarding the         )  *
     Trust's past ten fiscal years     )

55.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

56.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

57.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

58.  Certain information regarding     )  *
     periodic payment plan certifi-    )
     cates                             )

59.  Financial statements              )  Statement of Financial
     (Instruction 1(c) to Form S-6)    )  Condition




_________________________

*    Not applicable, answer negative or not required.

                      SUBJECT TO COMPLETION AUGUST 31, 2001

--------------------------------------------------------------------------------

                       MORGAN STANLEY SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2001-4
                            A "UNIT INVESTMENT TRUST"

--------------------------------------------------------------------------------

                  The attached final prospectus for a prior Series of Morgan Stanley Select Equity Trust REIT Portfolio Series is hereby used as a preliminary prospectus for Morgan Stanley Select Equity Trust REIT Portfolio Series 2001-4. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only.

                  Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the date of the effectiveness of the registration statement relating to Units of this Series.

                  OFFERS TO SELL OR THE SOLICITATION OF ORDERS TO BUY MAY ONLY BE MADE IN THOSE JURISDICTIONS IN WHICH THE SECURITIES OF A TRUST HAVE BEEN REGISTERED. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR TO DETERMINE WHETHER THE SECURITIES OF A PARTICULAR TRUST HAVE BEEN REGISTERED FOR SALE IN THE STATE IN WHICH THEY RESIDE.

                  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       MORGAN STANLEY SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2001-3

                 This prospectus dated July 11, 2001, File No. 333-62678, is hereby incorporated by reference herein.

                       MORGAN STANLEY SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2001-2

                  This prospectus dated April 12, 2001, File No. 333-55204, is hereby incorporated by reference herein.


                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2001-1

                  This prospectus dated January 10, 2001, File No. 333-50786, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                          REIT PORTFOLIO SERIES 2000-2

                  This prospectus dated October 11, 2000, File No. 333-43324, is hereby incorporated by reference herein.

PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

                       CONTENTS OF REGISTRATION STATEMENT

                  This registration statement on Form S-6 comprises the following documents:

                  The facing sheet.

                  The Cross Reference Sheet.

                  The Prospectus.

                  The signatures.

                  Listed below are the names and registration numbers of each previous Series of Morgan Stanley Select Equity Trust, the final prospectus for any of which is used as a preliminary prospectus for Morgan Stanley Select Equity Trust REIT Portfolio Series 2001-4. These prior final prospectuses are incorporated herein by reference.

                  Morgan Stanley Select Equity Trust
                  REIT Portfolio Series 2001-3
                  (Registration No. 333-62678)
                  Morgan Stanley Select Equity Trust
                  REIT Portfolio Series 2001-2
                  (Registration No. 333-55204)
                  Morgan Stanley Dean Witter Select Equity Trust
                  REIT Portfolio Series 2001-1
                  (Registration No. 333-50786)
                  Morgan Stanley Dean Witter Select Equity Trust
                  REIT Portfolio Series 2000-2
                  (Registration No. 333-43324)



                  Written consents of the following persons:

                           Cahill Gordon & Reindel (included in Exhibit 5)

                           Grant Thornton LLP


                             The following Exhibits:

        *******EX-3(i)       Certificate of Incorporation of Morgan Stanley DW
                             Inc.

        *******EX-3(ii)      By-Laws of Morgan Stanley DW Inc.

            ***EX-4.1        Trust Indenture and Agreement, dated January 22,
                             1991.

              *EX-4.15       Amendment to Exhibit 4.1 dated December 30, 1997.

             **EX-4.2        Draft of Reference Trust Agreement.

            ***EX-4.3        Amendment dated July 18, 1995 to Trust
                             Indenture and Agreement dated January 22, 1991.

           ****EX-5 Opinion of counsel as to the legality of the securities being registered.

           ****EX-23.1       Consent of Independent Auditors.

           ****EX-23.2       Consent of Cahill Gordon & Reindel (included in
                             Exhibit 5).

          *****EX-24         Powers of Attorney executed by a majority
                             of the Board of Directors of Morgan Stanley DW Inc.

               EX-99 Information as to Officers and Directors of Morgan Stanley DW Inc. is incorporated by reference to Schedules A and D of Form BD filed by Morgan Stanley DW Inc. pursuant to Rules 15b1-1 and 15b3-1 under the Securities Exchanges Act of 1934 (1934 Act File No. 8-14172).

        ******EX-99.A(11)    Code of Ethics




---------------------------

* The Trust Indenture and Agreement is incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Sears Equity Investment Trust, Selected Opportunities Series 4, Registration No. 33-35347 and as amended and filed as an exhibit to Dean Witter Select Equity Trust, Select 5 Industrial Portfolio 98-1, Registration No. 333-41783.

**            Filed herewith.

*** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2000-2, Registration No. 333-96215.

****          To be filed by amendment.

*****         Previously Filed.

****** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration No. 333-33512.

******* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust

              Select 5 Industrial Portfolio 2001-2, Registration number
              333-55196.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant, Morgan Stanley Select Equity Trust REIT Portfolio Series 2001-4, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 31st day of August, 2001.

                                              MORGAN STANLEY SELECT EQUITY TRUST
                                              REIT PORTFOLIO SERIES 2001-4
                                              (Registrant)

                                     By:      Morgan Stanley DW Inc.
                                              (Depositor)



                                              /s/Thomas Hines
                                              ---------------------------------
                                              Thomas Hines
                                              Authorized Signatory

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Morgan Stanley DW Inc., the Depositor, by the following person in the following capacities and by the following persons who constitute a majority of the Depositor's Board of Directors in the City of New York, and State of New York, on this 31st day of August, 2001.

                                                       MORGAN STANLEY DW INC.


Name                                                   Office
Philip J. Purcell                                      Chairman & Chief        )
                                                       Executive Officer       )
                                                       and Director**          )
Bruce F. Alonso                                        Director***
Stephen S. Crawford                                    Director******
James F. Higgins                                       Director**
Donald G. Kempf, Jr.                                   Director*****
Mitchell M. Merin                                      Director*
Stephen R. Miller                                      Director**
John H. Schaefer                                       Director****
Robert G. Scott                                        Director****
Joseph G. Siniscalchi                                  Director******

                                                       By:    /s/Thomas Hines
                                                              ------------------
                                                              Thomas Hines
                                                              Attorney-in-fact*,
                                                              **, ***, ****,
                                                              *****, ******
---------------------

* Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 Indus- trial Portfolio 97-1, File No. 333-16839.

** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Dean Witter Se- lect Equity Trust, Select 10 International Series 95-1, File No. 33-56389.

*** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Post-Effective Amendment No. 1 to Form S-6 for Morgan Stanley Dean Witter Select

           Equity Trust, Select 10 Indus- trial Portfolio 99-4, File No. 333-79905.

**** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2000-1, File No. 333-91713.

***** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust The Competitive Edge Best Ideas Portfolio Series 2000-3, File No. 333-37846.

****** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Select 5 Industrial Portfolio 2001-2, File No. 333-55196.

                                  Exhibit Index
                                       To
                                    Form S-6
                             Registration Statement
                        Under the Securities Act of 1933

Exhibit No.                                                           Document
----------                                                            --------
        *******EX-3(i)       Certificate of Incorporation of Morgan Stanley DW
                             Inc.

        *******EX-3(ii)      By-Laws of Morgan Stanley DW Inc.

            ***EX-4.1        Trust Indenture and Agreement, dated January 22,
                             1991.

              *EX-4.15       Amendment to Exhibit 4.1 dated December 30, 1997.

             **EX-4.2        Draft of Reference Trust Agreement.

            ***EX-4.3        Amendment dated July 18, 1995 to Trust
                             Indenture and Agreement dated January 22, 1991.

           ****EX-5 Opinion of counsel as to the legality of the securities being registered.

           ****EX-23.1       Consent of Independent Auditors.

           ****EX-23.2       Consent of Cahill Gordon & Reindel (included in
                             Exhibit 5).

          *****EX-24         Powers of Attorney executed by a majority
                             of the Board of Directors of Morgan Stanley DW Inc.

               EX-99 Information as to Officers and Directors of Morgan Stanley DW Inc. is incorporated by reference to Schedules A and D of Form BD filed by Morgan Stanley DW Inc. pursuant to Rules 15b1-1 and 15b3-1 under the Securities Exchanges Act of 1934 (1934 Act File No. 8-14172).

        ******EX-99.A(11)    Code of Ethics




---------------------------

* The Trust Indenture and Agreement is incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Sears Equity Investment Trust, Selected Opportunities Series 4, Registration No. 33-35347 and as amended and filed as an exhibit to Dean Witter Select Equity Trust, Select 5 Industrial Portfolio 98-1, Registration No. 333-41783.

**            Filed herewith.

*** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2000-2, Registration No. 333-96215.

****          To be filed by amendment.

*****         Previously Filed.

****** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration No. 333-33512.

******* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Select Equity Trust Select 5 Industrial Portfolio 2001-2, Registration number 333-55196.